EXHIBIT 10.25
CSS INDUSTRIES, INC.
FY2012 Management Incentive Program Criteria
CSS Industries, Inc.
These FY2012 Management Incentive Program Criteria have been approved by the Human Resources Committee (the “Committee”) of the Board of Directors of CSS Industries, Inc. (“CSS” or the “Company”) in connection with the CSS Industries, Inc. Management Incentive Program (the “Program”). All defined terms used herein and not otherwise defined shall have the respective meanings set forth in the Program. These FY2012 Management Incentive Program Criteria are not intended in any way to alter, modify or supercede the terms of the Program, and reference should be made to such Program for a full description of the terms of the Program.
For CSS’ fiscal year ending March 31, 2012, these FY2012 Management Incentive Program Criteria shall apply solely to eligible Participants who are employed by the Company.
Notwithstanding any provision in this document or otherwise to the contrary, the Committee, in its sole discretion, reserves the right (a) to determine the eligibility requirements for participation in the Program; (b) to determine whether an employee satisfies the eligibility requirements for participation in the Program; (c) to award an Award, if any, to a Participant under the Program; (d) to deny payment of an Award to a Participant otherwise eligible under the terms of the Program or this document; (e) to make an Award, if any, to a Participant in a greater or lesser amount than provided for in the Program or this document; and/or (f) to make an Award, if any, in a manner or on a schedule other than as provided for in the Program or this document.
Participants
The Company’s employees eligible to be Participants under the Program are limited to the Company’s full-time employees having one or more of the job titles listed on Exhibit “A” attached hereto, which list may be modified from time to time, and at any time, at the sole discretion of the Committee upon the recommendation by the Company’s President. Notwithstanding any provision in this document or otherwise to the contrary, the Committee, in its sole discretion, reserves the right to change or modify the eligibility requirements for participation in the Program at any time and from time to time, and to determine whether an employee satisfies the eligibility requirements for participation in the Program. Any new or existing Company employee who becomes eligible for the first time to participate in the Program may, at the Company President’s sole discretion, be eligible to receive a bonus payment, if any, prorated for the months he or she is eligible to receive an Award under the Program; provided, however, that Committee approval shall be required for any Award under the Program to any newly eligible Company employee who is an executive officer of the Company or who has an annual base salary in excess of $200,000.
Participant Performance Criteria
For the Company’s fiscal year ending March 31, 2012, each Participant is eligible to receive an Award calculated using a base amount equal to such Participant’s Target Index Amount (as such term is defined below). Unless otherwise determined by the Committee, in its sole discretion, a portion of the Award is contingent upon the achievement by CSS of at least a minimum level of earnings per share (“EPS”) of CSS’ common stock, as determined by the Committee in its sole discretion. If a minimum level of EPS is not achieved, the portion of the Award attributable to the achievement of a minimum level of EPS will not be paid. Any permitted adjustments to, or exclusions from, the determination of EPS shall be determined by the Committee, in its sole discretion, at the time that these FY2012 Management Incentive Program Criteria are approved by the Committee.

Target Index Amount
The “Target Index Amount” for each Participant is determined by multiplying (i) the Participant’s guideline percentage (based upon the Participant’s position and determined at the sole discretion of the Committee or, if not specifically determined by the Committee, at the sole discretion of the Company’s President) by (ii) the Participant’s base salary effective as of the later of April 1, 2011 or the date upon which such Participant becomes eligible to participate in the Program, as determined at the sole discretion of the Committee or, if not specifically determined by the Committee, at the sole discretion of the Company’s President.
Example: a Participant has a base salary of $40,000 effective as of April 1, 2011 and has a guideline percentage of 15%.

Guideline		Base Salary		Target Index
Percentage	*	as of 4/1/11	=	Amount
15%	*	$40,000	=	$6,000
A Participant who changes job positions during the Fiscal Year (i.e., moves to a higher or lower job level that is an eligible position under the Program) will be eligible to receive an Award that is based upon the employee’s annual salary and level in effect as of April 1, 2011, plus or minus any pro rata adjustment that is effective with the change in position.
Each Participant’s Target Index Amount is not a guarantee that the applicable Participant will receive such Target Index Amount, or any Award. If awarded, the amount of any Award is subject to adjustment from the Target Index Amount based upon, among other factors, the actual level of EPS achievement and, as to the Discretionary Component (as defined below), the sole discretion of the Committee.
Allocation of Target Index Amount
The Target Index Amount will be allocated as follows, unless otherwise determined by the Committee, in its sole discretion:
(i)	80% of the Target Index Amount will be allocated based upon the actual level of EPS achievement compared to the minimum and targeted EPS levels established by the Committee (the “EPS Component”). If a minimum level of EPS is not achieved, no Award will be paid; and

(ii)	20% of the Target Index Amount will be at the sole discretion of the Committee and may be based upon, among other things, the applicable Participant’s achievement of his or her performance goals and/or CSS’ achievement of its corporate goals (the “Discretionary Component”).
The computation of the EPS Component shall be determined by the Committee, in its sole discretion. No portion of the EPS Component of an Award will be paid unless and until the Committee shall have certified the extent to which, if at all, the actual level of EPS achieved by the Company equals or exceeds the minimum and/or target EPS levels established by the Committee.
In addition, the computation of the Discretionary Component will be determined at the sole discretion of the Committee, and may be based upon, among other things, each Participant’s achievement of his or her specific goals and objectives and/or CSS’ achievement of its corporate goals. Payment of any portion of the Discretionary Component is solely in the discretion of the Committee. Each Participant will develop with his or her supervisor specific goals and objectives to be achieved by the Participant during the Company’s fiscal year ending March 31, 2012. Such goals and objectives should be documented in a manner acceptable to the Company’s President, in his or her sole discretion, either at the beginning of the fiscal year, the date upon which the Participant becomes eligible to participate in the Program, the date upon which such Participant’s position with the Company changes, or such other date as selected by the Company’s President, in his or her sole discretion. At the end of the Company’s fiscal year ending March 31, 2012, the level of each Participant’s achievements of his or her goals and objectives will be determined by the applicable Participant’s supervisor, in his or her sole discretion, and submitted to the Company’s President for review and approval, in his or her sole discretion. With respect to Participants who are executive officers of CSS or who have annual base salaries in excess of $200,000, the Committee, in its sole discretion, will review and approve, disapprove or modify the Company’s determination as to each such Participant’s level of achievement of his or her goals and objectives. The Program is not intended to duplicate the Company’s merit salary review process, and a Participant’s Discretionary Component ratings may vary from his or her merit salary review performance rating.
Although a Participant’s achievement of his or her goals and objectives may exceed 100%, the aggregate amount payable to all Company Participants attributable to the Discretionary Component shall not exceed the Company’s budgeted bonus amount attributable to the Discretionary Component without the prior approval of the Committee, in its sole discretion.